Exhibit 99.3

INDEMNITY AGREEMENT

     INDEMNITY AGREEMENT entered into as of the                      day of •, 200•.

BETWEEN:

PARAMOUNT ENERGY OPERATING CORP., a body corporate, incorporated under the laws of Alberta, having an office in the City of Calgary, in the Province of Alberta (the “Corporation”)

- and -

•, of the City of •, in the Province of • (the “Indemnitee”)

     WHEREAS the Indemnitee is a director and/or officer of the Corporation;

     AND WHEREAS in accordance with the provisions of the by-laws of the Corporation (the “By-Laws”) and the Business Corporations Act (Alberta) (the “Act”), it is desired that the Corporation indemnify the Indemnitee in certain circumstances in respect of certain liabilities which the Indemnitee may incur as a result of the Indemnitee acting as a director and/or officer of the Corporation.

     NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the Indemnitee agreeing to act as a director and/or officer of the Corporation and the sum of one ($1.00) dollar paid by the Indemnitee to the Corporation (the receipt of which is hereby acknowledged), the Corporation and Indemnitee do hereby covenant and agree as follows:

1.   INDEMNIFICATION

     The Corporation agrees to indemnify and save harmless the Indemnitee:

(a)	except in respect of an action by or on behalf of the Corporation against the Indemnitee to procure a judgment in its favour, if the Indemnitee is a person who was or is a party to or is threatened to be made a party to any threatened, pending or completed civil, criminal or administrative action or proceeding (collectively, referred to herein as “Proceedings”) by reason of being or having been a director and/or officer of the Corporation, or by reason of anything done or not done by the Indemnitee in any such capacity, from and against all costs, charges, expenses (including, without limitation, legal expenses), and amounts paid to settle an action or satisfy a judgment or to satisfy any fines or penalties levied (collectively, referred to herein as “Expenses”) actually and reasonably incurred by the Indemnitee in connection with the investigation, defence or appeal of such Proceedings, if:

(i)	the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that the Indemnitee’s conduct was lawful; and

(b)	with the prior approval of the Court of Queen’s Bench of Alberta, if the Indemnitee is a person who was or is a party to or is threatened to be made a party to any Proceedings by or on behalf of the Corporation to procure a judgment in its favour, to which the Indemnitee is made a party by reason of being or having been a director and/or officer of the Corporation, or by reason of anything done or not done by the Indemnitee in such capacity, from and against all Expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defence or appeal of such Proceedings, provided that the Indemnitee has fulfilled the conditions set forth in subsections 1(a)(i) and (ii) herein.

2.   COURT APPROVAL

     If the approval of the Court of Queen’s Bench of Alberta or any other court is required to effect any indemnification granted hereunder, the Corporation agrees to use its commercially reasonable efforts to obtain such approval for such indemnification, provided that the Indemnitee has fulfilled the conditions set forth in subsections 1(a)(i) and (ii) herein. Notwithstanding the foregoing, the Indemnitee may apply to such court for an order approving any indemnity by the Corporation of the Indemnitee pursuant to this Agreement.

3.   INSURANCE

     The Corporation agrees to purchase and maintain insurance for the benefit of the Indemnitee against any liability incurred by the Indemnitee in the Indemnitee’s capacity as a director and/or officer of the Corporation, except where the liability relates to the Indemnitee’s failure to act honestly and in good faith with a view to the best interests thereof, provided that the nature and extent of the coverage of any insurance shall be as determined from time to time at the sole discretion of the Board of Directors of the Corporation (the “Board”).

4.   DECEASED INDEMNITEE

     If the Indemnitee is deceased and is entitled to indemnification under this Agreement, the Corporation agrees to indemnify and hold harmless the Indemnitee’s estate and the Indemnitee’s executors, administrators, legal representatives and lawful heirs to the same extent as it would indemnify the Indemnitee, if alive, hereunder.

5.   PARTIAL INDEMNIFICATION

     If the Indemnitee is determined to be entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the Expenses incurred in respect of any Proceedings but not for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is determined to be entitled.

6.   NO PRESUMPTION AS TO ABSENCE OF GOOD FAITH

     Determination of any Proceedings by judgment, order, settlement or conviction, or upon a plea of guilty or no contest or its equivalent, shall not, of itself, create any presumption for the purposes of this Agreement that the Indemnitee did not act honestly and in good faith with a view to the best interests of the Corporation or, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that the Indemnitee did not have reasonable grounds for believing that the Indemnitee’s conduct was lawful, unless the judgment or order of the court shall specifically find otherwise.

7.   DETERMINATION OF RIGHT TO INDEMNIFICATION

(a)	The determination as to whether or not the Indemnitee has met the standard of conduct required of the Indemnitee to entitle the Indemnitee, in whole or in part, to indemnification hereunder shall be made by the Board, who may rely, in good faith, upon the advice of independent legal counsel (who may be the firm of outside legal counsel of the Corporation regularly retained, except if the Indemnitee is a partner or associate of such firm, in which event different independent legal counsel shall be retained) and the costs of retaining such legal counsel shall be borne by the Corporation.

(b)	With respect to all Proceedings which the Board determines the Indemnitee is entitled to be indemnified hereunder as to 50% or more of the Expenses incurred, the Corporation, at its option and subject to the provisions of any applicable insurance policy, is entitled to assume and direct the carriage of the defence and handling of any such Proceedings, to determine whether and in what manner any such Proceedings shall be defended, appealed, compromised or settled, and to appoint legal counsel of its choice to act on behalf of the Indemnitee, in which event the Indemnitee agrees to co-operate fully and in good faith with the Corporation in all matters respecting such Proceedings.

8.   NO LIABILITY OF DIRECTORS OR OFFICERS FOR CERTAIN ACTS

     To the extent permitted by law, the Indemnitee shall not be liable for:

(a)	the actions, omissions, negligence or defaults of any other director, officer or employee of the Corporation;

(b)	any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation;

(c)	the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested;

(d)	any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which any monies, securities or other assets shall be lodged or deposited;

(e)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation; or

(f)	any other loss, damage or misfortune whatever which may happen in the execution of the duties of the respective office or trust or in relation thereto;

unless the same shall happen by or through the Indemnitee’s failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

9.   PREPAID EXPENSES

     The Expenses incurred by the Indemnitee in investigating, defending or appealing any Proceedings shall, at the request of the Indemnitee, be paid by the Corporation in advance in order to enable the Indemnitee to properly investigate, defend or appeal such Proceedings (such payment herein called the “Advance”), with the understanding and agreement being hereby made that, if it is ultimately determined as provided hereunder that the Indemnitee was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Indemnitee shall indemnify and hold harmless the Corporation, and repay to the Corporation, such amount, or the appropriate portion thereof, so paid in respect of the Advance by the Corporation plus interest thereon calculated from the date of payment by the Corporation to the date of repayment by the Indemnitee at the rate equal to the lowest current prime rate of interest charged to the Corporation by its principal lender.

10.   OTHER RIGHTS AND REMEDIES

     The indemnification and advance payment of Expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnitee may be entitled under any provision of the Act or otherwise at law, the Articles of the Corporation, the By-Laws, this Agreement, any vote of shareholders of the Corporation, or otherwise, both as to matters arising out of the Indemnitee’s capacity as a director and/or officer of the Corporation, or as to matters arising out of another capacity with the Corporation while being a director and/or officer of the Corporation.

11.   NOTICES OF PROCEEDINGS

     The Indemnitee agrees to give notice to the Corporation within seven days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any Proceedings against the Indemnitee as a party, and the Corporation agrees to notify the Indemnitee in writing within seven days of being served with or otherwise receiving notice of any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any Proceedings naming the Indemnitee as a party to such Proceedings.

12.   TAXES PAYABLE

     The Corporation agrees to reimburse the Indemnitee for the net amount of tax payable by the Indemnitee under the taxing laws of any jurisdiction provided that such net taxes payable are directly a result of the payment or reimbursement of Expenses under this Agreement, including this clause, constituting a taxable benefit to the Indemnitee.

13.   INDEMNITEE TO CO-OPERATE

     The Indemnitee agrees to give the Corporation such information and co-operation as the Corporation may reasonably require from time to time in respect of all matters hereunder.

14.   EFFECTIVE TIME

     This Agreement shall be effective as and from the first date that the Indemnitee became or becomes a director and/or officer of the Corporation.

15.   NOTICES

     Unless otherwise permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the party to whom the notice or other communication is directed on the first business day after the date of such delivery, or if mailed by prepaid registered mail on the fifth business day after the date on which it is so mailed (provided that if there is an interruption in the regular postal service during such period arising out of a strike, lockout, work slow-down or similar labour dispute in the postal system, all days during which such interruption occurs shall not be counted):

(a)	if to the Indemnitee, at:

•

•

•

Attention: President

(b)	if to the Corporation, at:

500, 630 — 4 Avenue SW

Calgary, Alberta T2P 0J9

Attention: President

or to such other address as each party may from time to time notify the other of in writing.

     If the Corporation receives notice from any other source of any matter which the Indemnitee would otherwise be obligated hereunder to give notice of to the Corporation, then the Indemnitee shall be relieved of the Indemnitee’s obligation hereunder to give notice to the Corporation, provided the Corporation has not suffered any damage from the failure of the Indemnitee to give notice as herein required.

16.   SEVERABILITY

     If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not of themselves in the whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

17.   GOVERNING LAW

     The parties hereto agree that this Agreement shall be construed and enforced in accordance with and governed by the laws of the Province of Alberta.

18.   MODIFICATION AND WAIVER

     No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.   ENTIRE AGREEMENT

     This Agreement shall supersede and replace any and all prior agreements (except any written agreement of employment between the Corporation and the Indemnitee, which shall remain in full force and effect except to the extent augmented or amended herein) between the parties hereto respecting the matters set forth herein, and shall constitute the entire agreement between the parties hereto in respect of the matters set forth herein.

20.   SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and enure to the benefit of the Corporation and its successors and assigns and to the Indemnitee and the Indemnitee’s executors, administrators, legal representatives, lawful heirs, successors and assigns.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PARAMOUNT ENERGY OPERATING CORP.

Per:

WITNESS		•

AFFIDAVIT OF EXECUTION

C A N A D A	)	I,
PROVINCE OF ALBERTA	)	of the City of
TO WIT:	)	in the Province of Alberta,

MAKE OATH AND SAY:

1.	THAT I was personally present and did see • named in the annexed instrument, who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2.	THAT the same was executed at the City of Calgary, in the Province of Alberta, and that I am the subscribing witness thereto.

3.	THAT I know the said • and • is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City	)
of Calgary, in the Province	)
of Alberta, this ______ day	)
of •, 2002)
)
)
)
A Commissioner for Oaths in and	)	•
for the Province of Alberta	)